Exhibit 99.1

news release

Encana reports 2019 first quarter financial and operating results

Company increases targeted G&A synergies and achieves Anadarko well cost reductions identified in Newfield acquisition; Full year 2019 capital investment plan and production outlook reiterated

First quarter 2019 highlights:

•	Following the successful close of the Newfield acquisition, Encana exceeds annualized general and administrative (G&A) synergies by $25 million; new annualized estimate increased to $150 million

•	Anadarko well costs reduced by $1 million since acquisition close in mid-February; Company has line of sight to significantly more savings in months ahead

•	Year-to-date share buyback of ~91 million shares at an average price of $7.19 per share

•	Company reiterates annual proforma capital outlook of $2.7 to $2.9 billion and reaffirms production targets, including approximately 15 percent liquids growth from its core growth assets

•	Generated cash from operating activities in the quarter of $529 million and non-GAAP cash flow of $422 million

CALGARY, Apr. 30, 2019 — Encana (NYSE, TSX: ECA) today announced its first quarter 2019 financial and operating results and plans to hold a conference call with analysts and investors at 7:00 a.m. MT (9:00 a.m. ET). Please see dial-in details below. Additional details can be found on the Company’s website at www.encana.com.

“We are off to a very strong start to 2019. Integration of Newfield into Encana has gone exceptionally well, and we now expect to deliver annual G&A synergies of at least $150 million, 20 percent greater than our original commitment,” said Encana President & CEO Doug Suttles. “In addition, we have already achieved our objective of reducing Anadarko well costs by $1 million and our most recent wells have delivered even larger savings. All of this was accomplished within weeks of closing.

“This strong start gives us confidence that we will meet our annual guidance, deliver competitive growth and generate substantial free cash within our stated capital guidance. Year-to-date, we have executed about 61 percent of our share buyback program and increased our dividend by 25 percent. These results demonstrate the quality of our business and our commitment to return cash to shareholders.”

First Quarter Summary

For the first quarter of 2019, Encana posted a net loss of $245 million, or $0.20 per share. The primary drivers associated with the loss before tax were non-cash unrealized losses on risk management of $427 million, restructuring costs of $113 million and acquisition related costs of $31 million. Non-GAAP operating earnings for the first quarter were $165 million, or $0.14 per share.

Cash from operating activities for the first quarter was $529 million. Non-GAAP cash flow was $422 million, a six percent increase over the comparable period of 2018. Non-GAAP cash flow was impacted by $144 million of restructuring and acquisition costs.

Through the end of the first quarter, the Company had repurchased 55.9 million shares of Encana common stock at an average price of $7.16 per share. Encana has continued to execute the buyback in April and year-to-date has repurchased a total of 91.0 million shares at an average price of $7.19 per share. Investment in the program has totaled $654 million.

At the end of the first quarter, Encana had more than $4.4 billion of total liquidity including approximately $479 million in cash and cash equivalents and $4.0 billion available credit on the Company’s undrawn credit facilities.

Encana reiterated its 2019 proforma capital guidance of $2.7 to $2.9 billion. First quarter proforma upstream capital expenditures totaled $913 million and were in line with previous expectations. Investment in the first quarter was primarily driven by high activity levels in the Anadarko Basin at the time of the Newfield acquisition close and front-end weighted capital programs in the other assets.

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Production Summary and Asset Highlights

Total combined proforma production in the first quarter of 2019 was approximately 566,600 barrels of oil equivalent per day (BOE/d), up 13 percent year-over-year. First quarter proforma liquids production grew 15 percent year-over-year, to about 292,700 barrels per day (bbls/d).

Capital and Production

	Reportable (1)		Proforma (2)
(for the period ended March 31)	Q1 2019	Q1 2018	Q1 2019	Q1 2018
Capital Expenditures ($ millions)	736	508	913	859

Oil (Mbbls/d)	125.8	83.0	164.7	157.6
NGLs – Plant Condensate (Mbbls/d)	44.9	30.2	48.2	35.0
NGLs – Other (Mbbls/d)	60.7	32.0	79.8	62.3

Oil and NGLs Total (Mbbls/d)	231.4	145.2	292.7	254.9

Natural gas (MMcf/d)	1,421	1,075	1,644	1,476

Total production (MBOE/d)	468.2	324.4	566.6	500.9

(1)	Reportable: Q1 2019 includes capital and production from Newfield, commencing Feb. 14, 2019. Q1 2018 includes Encana capital and production as previously reported.
(2)	Proforma capital includes Encana and Newfield Upstream capital and combined production volumes for both Q1 2019 and Q1 2018.

With the addition of the Anadarko Basin, Encana’s core growth assets provide leading positions in North America’s top unconventional plays. Proforma first quarter production from these assets grew more than 20 percent from the comparable period in 2018 and averaged 443.3 MBOE/d. Highlights on each asset are below:

Permian

First quarter production averaged 91.2 MBOE/d, of which 84 percent was liquids. Production was temporarily impacted by 3.2 MBOE/d due to third party midstream outages that primarily impacted NGL and natural gas volumes. As a pioneer in cube development, Encana has a demonstrated track record of strong operational performance and has lowered drilling and completion costs by approximately 20 percent since entering the basin in 2014.

Anadarko

For the first quarter, proforma total production increased 23 percent year-over-year and averaged 144.8 MBOE/d, of which 61 percent was liquids. Since mid-February, per well costs have been reduced by $1 million. These reductions have come through material changes to completion operations and supply chain management. Additional cost reductions are expected utilizing the cube development approach.

Montney

First quarter production averaged 207.3 MBOE/d, of which 24 percent was liquids. Recent wells, drilled and completed for approximately $4.3 million per well, have significantly outperformed type curve with early flow rates of over 1,500 bbls/d of condensate. Montney first quarter production was temporarily impacted by midstream curtailments, with a reduction of about 4.3 MBOE/d.

For more detailed information on the Company’s assets and first quarter results, please refer to the Corporate Presentation at https://www.encana.com/investors/.

Risk management program

As of March 31, 2019, Encana has hedged approximately 106,000 bbls/d of expected oil and condensate production at an average price of $60.42 per barrel for the balance of 2019. The Company also has about 958 MMcf/d of its expected remaining 2019 natural gas production hedged at an average price of $2.76 per thousand cubic feet (Mcf).

Dividend declared

On April 29, 2019, the Board declared a dividend of $0.01875 per common share payable on June 28, 2019, to common shareholders of record as of June 14, 2019.

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First Quarter Summary

(for the period ended March 31) ($ millions, except as indicated)	Q1 2019	Q1 2018
Cash from (used in) operating activities	529	381
Deduct (add back):
Net change in other assets and liabilities	(11)	(11)
Net change in non-cash working capital	118	(8)

Non-GAAP cash flow[1]	422	400

Non-GAAP cash flow margin[1] ($/BOE)	10.02	13.70

Non-GAAP cash flow[1]	422	400
Less: capital expenditures	736	508
Non-GAAP free cash flow[1]	(314)	(108)

Net earnings (loss)	(245)	151
Before-tax (addition) deduction:
Unrealized gain (loss) on risk management	(427)	68
Restructuring charges	(113)	—
Non-operating foreign exchange gain (loss)	37	(100)
Gain (loss) on divestitures	(1)	3

	(504)	(29)
Income tax	94	24

After-tax (addition) deduction	(410)	(5)

Non-GAAP operating earnings[1]	165	156

(1)	Non-GAAP cash flow, non-GAAP cash flow margin, non-GAAP free cash flow and non-GAAP operating earnings are defined in Note 1.

Realized Pricing Summary

	Q1 2019	Q1 2018
Liquids ($/bbl)
WTI	54.90	62.87

Encana realized liquids prices[1]
Oil	57.34	55.74

NGLs – Plant Condensate	51.71	52.49

NGLs – Other	20.53	23.64

Natural gas
NYMEX ($/MMBtu)	3.15	3.00

Encana realized natural gas price[1] ($/Mcf)	2.66	2.94

(1)	Prices include the impact of realized gain (loss) on risk management.

NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Encana to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

•

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital investment, excluding net acquisitions and divestitures.

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•

Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that management believes reduces the comparability of the company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes may include valuation allowances and the provision related to the pre-tax items listed, as well as income taxes related to divestitures and U.S. tax reform, and adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

ADVISORY REGARDING OIL AND GAS INFORMATION - The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. FLS include: meeting Encana’s annual guidance, including capital outlook, production targets and liquids growth; estimated G&A synergies and additional savings in well costs; ability to generate substantial free cash flow; and amount and timing of share buyback. FLS involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially. These assumptions include: future commodity prices and differentials; assumptions in corporate guidance; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; access to transportation and processing facilities; and expectations and projections made in light of Encana’s historical experience and its perception of historical trends. Risks and uncertainties include: integration of Newfield’s business and ability to achieve anticipated benefits; ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential pipeline curtailments; variability and discretion to declare and pay dividends, if any; amount and timing of share repurchases; timing and costs of well, facilities and pipeline construction; business interruption, property and casualty losses or unexpected technical difficulties; counterparty and credit risk; impact of changes in credit rating and access to liquidity; currency and interest rates; risks inherent in Encana’s corporate guidance; failure to achieve cost and efficiency initiatives; risks in marketing operations; risks associated with technology; changes in or interpretation of laws or regulations; risks associated with existing or potential lawsuits and regulatory actions; impact of disputes arising with partners, including suspension of certain obligations and inability to dispose of assets or interests in certain arrangements; ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities; and other risks and uncertainties as described in Encana’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes such FLS are reasonable, there can be no assurance they will prove to be correct. The above assumptions, risks and uncertainties are not exhaustive. FLS are made as of the date hereof and, except as required by law, Encana undertakes no obligation to update or revise any FLS.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: (281) 210-5110 (403) 645-3550	Media contact: (281) 210-5253

SOURCE: Encana Corporation

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